Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution
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                                                       For the three months
                                                          ended March 31,
(In thousands, except per share data)                  1999            1998
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Weighted average number of common
  shares outstanding - basic                         39,632          42,741

Add exercise of options reduced by the
  number of shares that could have been
  purchased with the proceeds of such
  exercise                                              640             818
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Weighted average number of common
  shares outstanding - diluted                       40,272          43,559
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Net income                                          $18,405         $18,095

Basic earnings per share                              $0.46           $0.42

Diluted earnings per share                            $0.46           $0.42